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                     February 11, 2021

       P. Matthew Farabaugh
       Chief Financial Officer
       Park Aerospace Corp.
       1400 Old Country Road, Suite 409N
       Westbury, NY 11590

                                                        Re: Park Aerospace
Corp.
                                                            Form 10-K for the
Fiscal Year Ended March 1, 2020
                                                            Filed May 14, 2020
                                                            File No. 001-04415

       Dear Mr. Farabaugh:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Manufacturing